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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC  20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4 )*


                            Lindsay Manufacturing Co.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    535555106
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   12/31/2007
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /  Rule 13d-1(b)

     / /  Rule 13d-1(c)

     /x/  Rule 13d-1(d)


-----------------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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--------------------                                       --------------------
CUSIP No. 535555106                    13G                  Page 2 of 7 Pages
--------------------                                       --------------------

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1. NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Gary D. Parker
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   / /
                                                                      (b)   / /
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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
-------------------------------------------------------------------------------
           NUMBER OF      5. SOLE VOTING POWER
            SHARES                                                  570,507
         BENEFICIALLY     -----------------------------------------------------
           OWNED BY       6. SHARED VOTING POWER
             EACH                                                   -0-
          REPORTING       -----------------------------------------------------
            PERSON        7. SOLE DISPOSITIVE POWER
             WITH                                                   570,507
                          -----------------------------------------------------
                          8. SHARED DISPOSITIVE POWER
                                                                    -0-
-------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    570,507
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    /x/
	45,566 shares-Joanne E. Parker, spouse. Mr Parker disclaims
	beneficial ownership pursuant to rule 13-d-4
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           4.836% (see response to Item 4)
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*(see instructions)
          Individual
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

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                                                              Page 3 of 7 Pages

Item 1(a).   Name of Issuer:

             Lindsay Manufacturing Co.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             2707 North 108th Street, Suite 102
             Omaha, NE 68164

Item 2(a).   Name of Persons Filing:
Item 2(b).   Address of Principal Business Office, or if None, Residence:
Item 2(c).   Citizenship:

             Gary D. Parker
	     6272 Country Club Drive
	     Columbus, Ne 68601
	     USA

Item 2(d).   Title of Class of Securities:

             Common Stock, par value $1.00

Item 2(e).   CUSIP Number:

             535555106

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                                                              Page 4 of 7 Pages


Item 3. If This Statement Is Filed Pursuant to Sections 240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

        (a) / / Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78o).
        (b)  / /  Bank as defined in Section 3(a)(6) of the Act
                  (15 U.S.C. 78c).
        (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).
        (d) / / Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
        (e)  / /  An investment adviser in accordance with
                  Section 240.13d-1(b)(1)(ii)(E).
        (f) / / An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F).
        (g)  / /  A parent holding company or control person in
                  accordance with Section 240.13d-1(b)(1)(ii)
        (h)  / /  A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);
        (i)  / /  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j)  / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

    If this statement is filed pursuant to Rule 13d-1(c), check this box. / /

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                                                              Page 5 of 7 Pages

Item 4.    Ownership

           -------------------------------------------------------
          (a)  Amount beneficially owned: 570,507
          (b)  Percent of class:   4.836%
          (c)  Number of shares as to which such person has:
               (i)    Sole power to vote or to direct the vote: 570,507
               (ii)   Shared power to vote or to direct the vote: -0-
               (iii) Sole power to dispose or to direct the disposition of: 570,507
               (iv) Shared power to dispose or to direct the disposition of: -0-


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                                                              Page 6 of 7 Pages


Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.


Item 8.  Identification and Classification of Members of the Group.


Item 9.  Notice of Dissolution of Grou

Item 10. Certification.

         Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                              Page 7 of 7 Pages


                                    SIGNATURE


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 15th day of January, 2008.




                                      By: /s/ Gary D. Parker
                                          -------------------
                                          Gary D. Parker
                                          Authorized Signatory